Exhibit 99

                               Joint News Release
                          For Release January 20, 2006
                                  9:00 a.m. EST

Contact:
First Community Corporation
Michael C. Crapps, President & Chief Executive Officer, (803) 951- 2265

DeKalb Bankshares, Inc.
William C. Bochette III, Chairman & Chief Executive Officer, (803) 432-7575


             First Community Corporation and DeKalb Bankshares, Inc.
                        Sign Definitive Merger Agreement

Lexington, S.C. and Camden, S.C., January 20, 2006 - First Community Corporation (Nasdaq Small Cap: FCCO) and DeKalb Bankshares, Inc., announced today that the companies have signed a definitive merger agreement.

The companies announced on December 8, 2005 the signing of a letter of intent for First Community Corporation to acquire DeKalb Bankshares, Inc. Pursuant to the merger agreement, DeKalb Bankshares, the Camden-based parent of The Bank of Camden will be merged into First Community, the Lexington-based parent of First Community Bank, N.A. Upon completion of the merger, DeKalb Bankshares shareholders will receive $3.875 in cash and 0.60705 shares of First Community Corporation common stock for each share of DeKalb Bankshares common stock they hold. Based on the closing price of the First Community Corporation common stock on Thursday, January 19, 2006, the value of the stock and cash received for each share of DeKalb Bankshares common stock would be approximately $15.44. The merger is anticipated to close in the late second or early third quarter of 2006 and will create a 12-office banking company with more than $500 million in assets across the South Carolina Midlands.

Upon completion of the merger, First Community Bank will have full-service banking offices in Lexington, Forest Acres, Irmo, Cayce-West Columbia, Gilbert, Chapin, Northeast Columbia, Newberry (2), Prosperity, Red Bank, and Camden.

"We are pleased to announce the completion of this next step in the process to merge our two institutions and unite our resources to create the premier community bank of the Midlands," said First Community President and CEO Michael
C. "Mike" Crapps. "Camden is a special place and this is consistent with our strategy of serving communities and neighborhoods that have a local identity. We are excited at the prospect of uniting our companies and we believe the customers of both banks will benefit from the convenience of this expanded branch and ATM network combined with access to a full array of banking products and services."

William C. "Bill" Bochette III, Chairman and CEO of DeKalb Bankshares commented on announcement by saying, "We at The Bank of Camden are looking forward to joining with First Community Bank for the benefit of our shareholders, customers, employees, and the Camden community."

Mr. Bochette, Chairman and Chief Executive Officer of DeKalb Bancshares will become Senior Vice President of First Community Bank and will serve on the bank's Executive Committee as well as having responsibility for its Camden operations.

This   acquisition  in  subject  to  approval  by  the  shareholders  of  DeKalb
Bankshares, Inc., regulatory approval, and other customary conditions in bank mergers.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, and including statements about the benefits of the merger between First Community and DeKalb Bankshares, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: the businesses of First Community and DeKalb Bankshares may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the merger may not be fully realized within the expected timeframes; disruption from the merger may make it more difficult to maintain relationships with clients, associates, or suppliers; the required governmental approvals of the merger may not be obtained on the proposed terms and schedule; DeKalb shareholders may not approve the merger; changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure; and other factors described in First Community's Annual Report on Form 10-KSB, DeKalb Bankshares' Annual Report on Form 10-KSB, and documents subsequently filed by First Community and DeKalb Bankshares with the Securities and Exchange Commission. All forward-looking statements included in this news release are based on information available at the time of the release. Neither First Community nor DeKalb Bankshares assume any obligation to update any forward-looking statement.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

First Community and DeKalb Bankshares will be filing relevant documents concerning the transaction with the Securities and Exchange Commission, including a registration statement on Form S-4 which will include a proxy statement/prospectus. Shareholders will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about First Community and DeKalb Bankshares, at the Securities and Exchange Commission's internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the Securities and Exchange Commission that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to First Community Corporation, 5455 Sunset Blvd., Lexington, South Carolina 29072, Attention:
Michael C. Crapps, or DeKalb Bankshares, Inc., 631 West DeKalb Street, Camden, South Carolina 29020, Attention: William C. Bochette III.

SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS, AND OTHER RELEVANT DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION REGARDING THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

The directors and executive officers of First Community and DeKalb Bankshares and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding First Community's directors and executive officers is available in its definitive proxy statement (form type DEF 14A) filed with the SEC on April 15, 2005. Information regarding DeKalb Bankshares' directors and executive officers is available in its definitive proxy statement (form type DEF 14A) filed with the SEC on March 8, 2005. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.


                                       ###